US006240799B1

(12) **United States Patent**
Yau

(10) **Patent No.: US 6,240,799 B1**
(45) **Date of Patent: Jun. 5, 2001**

(54) **TRIANGULAR GIMBAL**

(75) Inventor: **Chi Lam Yau**, Hampton, NH (US)

(73) Assignee: **Hexel Corporation**, Portsmouth, NH (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: **09/320,426**

(22) Filed: **May 26, 1999**

Related U.S. Application Data

(60) Provisional application No. 60/086,715, filed on May 26, 1998.

(51) **Int. Cl.**[7] **B25J 17/00**; B25J 17/02; B25J 18/00

(52) **U.S. Cl.** **74/490.03**; 74/479.01; 901/22; 901/23

(58) **Field of Search** 74/490–490.05, 74/490.07–490.08

(56) **References Cited**

U.S. PATENT DOCUMENTS

4,988,244 * 1/1991 Sheldon et al. 409/132
5,179,525 * 1/1993 Griffis et al. 364/512
5,401,128 * 3/1995 Lindem et al. 409/132
5,987,726 * 11/1999 Akeel 29/407.08
6,029,959 * 2/2000 Gran et al. 267/136
6,047,610 * 4/2000 Stocco et al. 74/479.01

* cited by examiner

Primary Examiner—Sherry Estremsky
Assistant Examiner—Tisha D. Lewis
(74) *Attorney, Agent, or Firm*—Pierce Atwood; Chris A. Caseiro; Edward J. Kelly

(57) **ABSTRACT**

A system and related method to enable six-axis movement of a structure. The system is related to hexapods, Stewart platforms and other mechanical movement systems. It includes a plurality of moveable supportive legs coupled to a platform. For the Stewart platform version of the system, there are six supportive legs, each of which connects to a triangular platform that acts as a base.

3 Claims, 3 Drawing Sheets


2
3
5
5
1
4
6


5
2
5
1
5

FIG 1


2
3
5
5
1
4
6

FIG 2


2
5
5
1
6
4

FIG 3


2
2
3
5
5
5
1
6
4

FIG 4


2
3
5
5
5
1
6
4

FIG 5

TRIANGULAR GIMBAL

This application claims benefit to Provisional Application 60/086,715 filed May 26, 1998.

TECHNICAL FIELD

The invention relates to devices for manufacturing and machining, particularly devices that include a Stewart platform for positioning a tool in space.

BACKGROUND OF THE INVENTION:

High precision manufacturing and machining requires that the position of a tool be precisely known in space. One device developed to manipulate a tool with a high degree with accuracy is the Stewart platform. The Stewart platform, which is commonly incorporated into a hexapod manufacturing device, provides a point on the surface of a platform that can be moved with absolute certainty as long as the extension arms which move that platform have lengths which are accurately known. Therefore, the arms which are connected to the platform can be manufactured with conventional tolerances and then measured accurate. As long as the measurement made is accurate a simple equation can be employed to adjust the position of the platform and position a point on that platform at a precise and selected location. The design and operation of a type of hexapod manipulator is shown in U.S. Pat. No. 5,575,597, the teachings of which are incorporated by reference.

Although the hexapod structure works well, the arm assemblies are generally quite complex and therefore costly and difficult to manufacture. Accordingly, it is an object of the invention to provide systems and methods that provide an improved hexapod, and provide hexapod systems that are less expensive to manufacture.

Certain illustrative embodiments are provided herein for purposes of describing the systems and methods of the invention. The embodiments depicted are merely illustrative and are not to be understood as exhaustive or limiting in any way. Like reference numerals refer to like elements.

FIGS. **1**–**5** depict, from different perspectives, a system having triangular gimbals for positioning a platform in space. The illustrated system employs a new way to create the joints that support the platform and allows machines to be built at a reduced price and with reduced lead time.

BRIEF DESCRIPTION OF THE ILLUSTRATED EMBODIMENTS

The systems and methods described herein provide triangular gimbals capable of carrying and positioning a platform in space. One embodiment of such a system is depicted in FIGS. **1**–**5**, which show a machine **10** that includes a base **1**, a platform **2**, six legs **5**, and a tool **12**. The legs **5** of the device **10** are paired together to provide three pairs of legs, with each pair of legs forming part of a triangular gimbal that also includes a ball joint **3** that joins to the two legs at one of its ends and that joins to the platform **2** at its other end. The triangular gimbal also includes the shaft **4** that connects to both of the legs **5**. Each leg **5** is pinned to the shaft **4** to hold the pin at a select location along the shaft **4**. The legs are held by the pin to the shaft **4**, but are free to pivot about the pin. Moreover, the shaft **4** can mount to the base **1** by couplings that allow the shaft **4** to pivot about its longitudinal axis. In the depicted embodiment, the shaft **4** constrains one axis of rotation for the two attached legs **5**, thereby causing the paired legs **5** to move together.

Each of the six legs **5** depicted in the Figures includes a side mounted motor and gear assembly **14** that turns a screw **16**. As the screw turns, depending upon the direction of rotation, the screw extends from or retracts into the body of the leg **5**. Therefore, by moving the screw **16** under the control of the motor and gear assembly **14**, the effective length of the leg **5** can be altered. As shown, one end of the legs **5** is connected to a Platform **2**, that moves as the legs **5** change in length. It is to be understood, that for any given set of six leg lengths there can be one known possible location of the movable platform. Accordingly, by changing and controlling the leg lengths, the platform can be moved through or to a known set of points in space. In one embodiment, the motor and gear assemblies can operate under the computer control for allowing programmable control each leg length and therefore, programmable control of the position and movement of the platform.

What is claimed is:

1. An apparatus for positioning and orienting an end-effector, comprising:

a. a working surface suitable for carrying an end-effector;

b. a base; and

c. six actuator legs, wherein each of said actuator legs includes a proximal end and a distal end, wherein the proximal ends of said actuator legs are rotatably coupled to said base, wherein the distal ends of pairs of adjacent ones of said actuator legs are rotatably coupled together in a single point contact with said working surface, and wherein the proximal ends of said pairs of adjacent ones of said actuator legs are coupled together by a shaft such that the proximal ends of said pairs of adjacent ones are fixed with respect to one another.

2. The apparatus as claimed in claim **1** further comprising for each of said actuator legs a side-mounted motor coupled thereto and configured to cause linear actuation of the actuator leg to which it is coupled.

3. The apparatus as claimed in claim **1** wherein the proximal end of each of said actuator legs is coupled to a respective one of said shafts with a pin.

* * * * *

US006196081B1

(12) United States Patent
Yau

(10) **Patent No.: US 6,196,081 B1**
(45) **Date of Patent: Mar. 6, 2001**

(54) **SYSTEMS AND METHODS EMPLOYING A ROTARY TRACK FOR MACHINING AND MANUFACTURING**

(75) Inventor: **Chi Lam Yau**, Hampton, NH (US)

(73) Assignee: **Hexel Corporation**, Portsmouth, NH (US)

(*) Notice: Subject to any disclaimer, the term of this patent is extended or adjusted under 35 U.S.C. 154(b) by 0 days.

(21) Appl. No.: **09/243,692**

(22) Filed: **Feb. 3, 1999**

Related U.S. Application Data

(60) Provisional application No. 60/073,515, filed on Feb. 3, 1998.

(51) **Int. Cl.**[7] **B25J 17/02**; G05G 11/00
(52) **U.S. Cl.** **74/479.01**; 74/490.06; 248/651; 901/29
(58) **Field of Search** 74/479.01, 490.06; 248/651, 653, 654; 901/29

(56) **References Cited**

U.S. PATENT DOCUMENTS

4,536,690 *	8/1985	Belsterling et al.	318/687
4,790,053 *	12/1988	Godbecker	29/42
5,378,282	1/1995	Pollard	118/697
5,575,597	11/1996	Bailey et al.	409/201

FOREIGN PATENT DOCUMENTS

0 263 627 A1	4/1988	(CH) .
0 668 130 A1	8/1995	(CH) .
602 289	3/1936	(DE) .
197 01 820 A1	8/1997	(DE) .
WO 97/22436	6/1997	(WO) .

* cited by examiner

Primary Examiner—Allan D. Herrmann
(74) *Attorney, Agent, or Firm*—Edward J. Kelly; Pierce Atwood; Chris A. Caseiro

(57) **ABSTRACT**

The systems and methods described herein include hexapod systems, Stewart platform systems and other mechanical movement systems, in which a set of independently moveable trucks support legs that couple to a working surface capable of holding a machine tool or other end-effector, and preferably wherein the trucks travel across a reference surface, such as around the circumference of a circle or along some other pre-defined geometrical pattern or track. For example, as described herein, the systems include Stewart platform machines that have six supportive legs each of which connects to a truck that can travel independently along a track. By coordinating the movement of these six trucks, the working surface can be moved in three dimensional space and can be oriented about three axes, providing control of roll, pitch and yaw.

14 Claims, 8 Drawing Sheets



10
22
24
20
12
30
28
18
18
28
33
32
14


10
12
14
18
18
20
22
24
28
28
28
30
32
33

FIG. 1


28
24
40
14
20
40
42

FIG. 2A


24
20
28
40
14
20

FIG. 2B


20
24
28
40
14

FIG. 2C



ø 200.0
REF.
ø 120.0
REF.
CIRCULAR TRACK (1)
BI-STRUT
JOINTS
STRUTS
TRUCKS
ON TRACK
(2)
UNIVERSAL/BALL
JOINT ON TRUCK

FIG. 3A



FIG. 3B



23.1
REF.

FIG. 3C



FIG. 3D


ø 200.0
REF.
ø 120.0
REF.
TRACK

FIG. 4A



FIG. 4B


73.1
REF.

FIG. 4C



FIG. 4D


ϕ 200.0
REF.
TILT AXIS
TRACK

FIG. 5A


28.5°
REF.

FIG. 5B



FIG. 5C



FIG. 5D


ø 200.0
REF.
TRACK

FIG. 6A


TILT
POINT
23.7°
REF.

FIG. 6B



FIG. 6C



FIG. 6D


TRACK
⌀ 200.0
REF.
83.2
REF.
A
B
C
⌀ 120.0
REF.

FIG. 7A



FIG. 7B



FIG. 7C


UTILITY
PLATE

FIG. 7D


44

FIG. 8

SYSTEMS AND METHODS EMPLOYING A ROTARY TRACK FOR MACHINING AND MANUFACTURING

This application claims benefit to Provisional application Ser. No. 60/073,515 filed Feb. 3, 1998.

TECHNICAL FIELD

The invention relates to devices for manufacturing and machining, particularly devices that include a movable platform for positioning a tool in space.

BACKGROUND OF THE INVENTION

High precision automated manufacturing, such as computer aided manufacturing (CAM), requires that the position of a tool be precisely known in space. However, most machine tools today fail to provide the necessary precision, in part due to their limited range of movement, high cost, inability to recognize their own work space to plan complex motion activity, and unrealistically high expectations of technical expertise available for the users of CAM software. To overcome these problems, engineers have developed mechanical movement systems that include a movable platform that is mounted with substantial freedom in translation and rotation by means of a plurality of legs the length and angular orientation of which are controllably adjustable. Through coordinated control of the effective length of the legs, the platform can be precisely moved through space. A tool can be mounted on to the platform and carried thereby to a precisely selected position and orientation. One such system is described in U.S. Pat. No. 5,575,597 entitled Mechanical Manipulator, the teachings of which are herein incorporated. As shown therein, one such movable platform system has three pairs of supportive legs coupled to a platform at triangularly spaced-apart locations by means of three universal joints each of which couples to one end of each of the two legs of the respective pair, and the two legs of each pair extend from their respective universal joint in divergent directions to spaced-apart locations in a mounting where each leg is drivingly engaged by a motor for moving the leg in its own longitudinal direction, thereby changing the effective length of the leg. Six such motors are mounted at spaced-apart locations in the mounting in a manner such as to accommodate the pivotal movements of the legs that will accompany their effective length variations.

Each pair of legs thus defines a triangle of support for the platform with the apex of the triangle coupled to the platform by means of the universal joint, the base of the triangle defined by the separation between the mounted motors which drive the respective legs, and the effective lengths of the legs being independently adjustable by operation of the motors. With the platform supported by three such support triangles and the effective lengths of all six legs independently adjustable, the position and orientation of the platform becomes infinitely adjustable within the limits of accommodation of the universal joints and the motor-mountings. Thus the tool mounted to the platform can be positioned with high precision and moved with a great range of freedom.

Although these movable structures can work well, the supportive leg assemblies are generally quite complex, costly and difficult to manufacture. Moreover, the complexity of the legs, typically including inter-locking members, are subject to problematic thermal expansion, that can change the length of the extension arm and therefore interfere with the accurate placement of the point on the platform. In addition, these structures have limits within which the platform may be positioned and oriented. To achieve rotational orientation about an axis perpendicular to their platforms, these systems generally require that the platform carry an additional rotational stage with an additional motor or other actuator.

OBJECTS AND SUMMARY OF THE INVENTION

It is an object of the invention to provide systems and methods that provide improved platform systems which are facile to manufacture, which can have reduced thermal expansion and which can achieve greater ranges of positioning and orientation.

The systems and methods described herein include hexapod systems, Stewart platform systems and other mechanical movement systems, in which a set of independently moveable trucks support legs that couple to a working surface capable of holding a machine tool or other end-effector, and preferably wherein the trucks travel across a reference surface, such as around the circumference of a circle or along some other pre-defined geometrical pattern or track. For example, as described herein, the systems include Stewart platform machines that have six supportive legs each of which connects to a truck that can travel independently along a track. By coordinating the movement of these six trucks, the working surface can be moved in three dimensional space and can be oriented about three axes, providing control of roll, pitch and yaw. It will be apparent to one of ordinary skill in the art that although the illustrated embodiments comprise a track system upon which a set of six trucks travel independently, any system capable of allowing the trucks to move independently for selectively positioning and orienting a platform within space will be understood to fall within the scope of the invention described herein.

Accordingly, the systems described herein provides for the positioning and orientation of a working surface by the coordinated movement of supportive legs. This movement may be in one, two or three dimensions, and is not confined to movement effective to alter the effective length of the legs. This system may be further combined with a system for altering the effective length of some or all of the legs, such that positioning and orientation of the working surface is achieved by coordinated movement of the position of the legs in addition to the coordinated control over the effective length of some or all of the legs.

Certain illustrative embodiments are provided herein for purposes of describing the systems and methods of the invention. The embodiments depicted are merely illustrative and are not to be understood as exhaustive or limiting in any way. Like reference numerals refer to like elements.

BRIEF DESCRIPTION OF THE ILLUSTRATED EMBODIMENTS

FIG. **1** depicts one embodiment of a system having a rotary track and a working surface that is positioned and oriented by legs carried by trucks moveably coupled to the rotary track.

FIGS. **2A–2C** depict the embodiment of FIG. **1** wherein the working surface is in a parallel orientation relative to a reference surface defined by the rotary track.

FIGS. **3A–3D** depict schematically an embodiment of the invention having a working surface supported by a plurality of legs wherein the reference surface is in a parallel orien-

tation and lowered position relative to a reference surface defined by a rotary track.

FIGS. 4A–4D depict schematically the embodiment of FIGS. 3A–3D wherein the working surface is in a parallel orientation and raised position relative to the reference surface.

FIGS. 5A–5D depict schematically the embodiment of FIGS. 3A–3D wherein the working surface is in an inclined orientation relative to the reference surface.

FIGS. 6A–6D depict schematically the embodiment of FIGS. 3A–3D wherein the working surface is tilted about a mounting point on the working surface.

FIGS. 7A–7D depict schematically the embodiment of FIGS. 3A–3D wherein the working surface is in a parallel orientation and shifted position relative to the rotary track.

FIG. 8 depicts an alternative embodiment having a working surface supported by a plurality of legs carried by trucks moveably coupled to a rotary track and wherein the working surface has a pyramidal structure projecting outward and providing three faces, each face capable of carrying a different type of tool or end-effector.

DETAILED DESCRIPTION OF THE ILLUSTRATED EMBODIMENTS

The invention includes movement systems that have a working surface coupled to and supported by a set of legs, the positioning of which are effective to position and orient the working surface. Such movement systems include, for example, hexapod structures that employ a rotary track for controlling the relative position of a set of legs (also known as push rods or radial struts) which support a platform, or utility plate, having a working surface to which a tool or other end-effector can be mounted. In particular, FIG. **1** depicts a machine **10** that includes a plurality of strut-end universal joints **12**, a support structure **14**, a plurality of spokes **16**, a hub **18**, a plurality of push rods **20**, a plurality of bi-strut universal joints **22**, a utility plate **24**, a gear ring **26** and a plurality of gear box transmission assemblies **28**, each of which include a motor **30**, a cam follower **32** and a position feedback system **33**.

FIG. **1** further depicts that the utility plate **24** is supported by a plurality of strut assemblies, each of which generally comprises a bi-strut universal joint **22**, a push rod **20** and a strut-end universal joint **12**. As further shown by FIG. **1**, each bi-strut universal joint **22** connects to the utility plate **24**. The depicted bi-strut universal joints **22** each connect to one corner of the depicted triangular utility plate **24**. Other configurations of plates and connection points could be employed. Each bi-strut universal joint **22** couples to two push rods **20**, each push rod **20** being coupled to a separate strut-end universal joint **12**. The strut-end universal joints **12** each connect to a corresponding gear box transmission assembly **28**, which in turn connects to a corresponding spoke **16**. Each depicted spoke **16** can couple rotatably to the hub **18**. The hub **18** of FIG. **1** is centrally located within the center of the support structure **14** which, in the depicted embodiment, is at the center of a circle defined by the gear ring **26** carried on top of the support structure **14**. Although the depicted embodiment depicts six strut assemblies acting as supportive legs, it should be apparent that other embodiments can employ more or fewer legs strut assemblies.

In the depicted embodiment, each strut-end universal joint **12** connects to a movable truck that comprises a gear box transmission assembly **28** and a spoke **16**. Accordingly, the truck includes elements for moving along the gear ring **26** to a selected position, and each truck can be moved independently. Moreover, each truck can be moved to any position along the gear ring **26**. Therefore, coordinated movement of the trucks along the gear ring **26** provides unlimited yaw of the utility plate **24**. In particular, each of the gear box transmission assemblies **28** couples, in part, by way of the cam followers **32** to the gear ring **26** carried on the support structure **14**. A motor **30** is secured inside each of the gear box transmission assemblies **28** which drivingly engages the gear ring **26** and thereby moves the truck along the gear ring **26** and about the hub **18**. In this way, the machine **10** is actuated by action of the motors **30**, each of which is coupled to a separate one of the six spokes. Accordingly, each of the trucks can move independently to a selected position along the gear ring **26**.

As each truck, with its spoke **16** and gear box transmission assembly **28**, moves along the gear ring **26**, its position can be determined via the position feedback system **33**, either by itself or in combination with a computer control system (not shown) that may be coupled to one or more of the positioned feedback systems **33**. In this way the precise position of each of the gear box transmission assemblies **28** along the gear ring **26** can be determined. Accordingly, the coordinated positioning of two gear box assemblies **28** that are coupled to corresponding strut assemblies which in turn are coupled to the same bi-strut universal joint **22**, constrains the position of one corner of the depicted utility plate **24**. By coordinating the position of the six trucks along the gear ring **26**, the position and orientation of the utility plate **26** can be selected. As a result, the central location of the utility plate **24** can be positioned anywhere within X, Y, and Z space as well as oriented about yaw, pitch, and roll axes, with an unlimited amount of yaw rotation.

Accurate positioning of the trucks along the gear ring **26**, and thus the position and orientation of the utility plate **24**, can be achieved with closed-loop control. For example, the embodiment of FIG. **1** includes a position feedback system **33** for generating a feedback signal based on the position of the gear box transmission assembly **28** along the gear ring **26**. This provides information as to the location of the respective strut-end universal joint **12** along the circumference of the gear ring **26**. The position data upon which this signal is based can be derived in a variety of ways, including the use of a set of markers positioned along the gear ring **26** or support structure **14** to provide absolute or relative position reference points. These reference points may be provided by Renishaw tape, glass scale encoders, etchings in the gear ring **26** or support structure or any other optical, mechanical, magnetic or other position-indicating feature. Alternatively, the position of a truck may be determined based on its angle of rotation about the hub **18**. In such an embodiment, position data can similarly be derived from optical encoders or other rotation-indicating features. In another embodiment, the position feedback signals can be generated based on the rotation of the output shafts of the motors **30**. Further embodiments provide position feedback signals based on the position and/or orientation of the utility plate **24** or of structures coupled thereto. Such signals may be derived from a computer vision system, laser range finders or other devices for measuring distances or positions.

For these and other embodiments capable of generating position feedback signals, closed-loop control of truck positioning may be achieved by providing the feedback signals to a computer, electrical circuit or other device capable of directly or indirectly activating one or more motors **30** so as to drive the corresponding truck to the desired position along the gear ring **26**. Such computer, circuit or device may be carried by one or more trucks, mounted on the machine **10** or located remotely.

Alternatively, open-loop control of the position of the trucks may be achieved through various means known to those skilled in the art of motion control systems. One such embodiment would resemble that shown in FIG. 1, with the omission of the position feedback system **33** and wherein the motors are stepper motors. In such an embodiment, one or more computers, controllers or other devices send, directly or indirectly, electrical impulses to the motors. By keeping track of the impulses sent to each motor, the position of each truck may be determined. In still further embodiments, the systems described herein can include control systems with both open and closed loop control.

The gear ring **26** depicted in FIG. **1** is formed as a circular track so that a truck equipped with cam followers, such as the cam followers **32**, can ride along the track to a selected position on the gear ring **26**. It should be understood by one of ordinary skill in the art however that any type of track can be employed by the present invention without departing from the scope thereof. Moreover, it should be understood by one of ordinary skill in the art that shapes other than circles can be employed with the systems and methods described herein. By way of example, the spokes may be extendable or otherwise mounted so as to enable the trucks to follow a non-circular track. The track also need not be co-planar, and not all trucks must travel along the same track. One of many possible embodiments provides a plurality of concentric circular tracks where the planes defined by each track are parallel but spaced-apart.

As depicted in FIG. **1**, each moveable truck consists of a spoke **16** and a gear box transmission assembly **28** and rides on cam followers **32** along a gear ring **26**. It should be understood by one of ordinary skill in the art however that any type of truck capable of carrying and positioning a strut-end universal joint **12** is contemplated by the invention. For instance, the truck may comprise a two-axis stepper motor capable of traveling two-dimensionally across a metal plate, where the motor is coupled to the metallic plate by magnetic fields and an opposing air bearing. This and other embodiments provide independent two-dimensional positioning of each truck rather than constraining the trucks to follow predefined paths. Each truck may instead comprise a linear motor running along separate, partial, undulating or shared linear or curved tracks. Though not necessarily providing unlimited yaw, such embodiments do provide control of the three-dimensional position and orientation of the utility plate **24**. Further embodiments provide for three-dimensional control of the position of each truck, whereby each truck is moved throughout a volume of space and is not limited to a predefined path or surface. In addition, any actuator or actuator system capable of moving the trucks throughout the respective path, surface or volume may be employed. For instance, the motor **30** of FIG. 1 may be embodied by a rotary or linear motor, by a servo or stepper motor, by a hydraulic or pneumatic actuator or by any other suitable actuator. Similarly, the trucks may be propelled along the track not only by a motor coupled to the gear ring **26** of FIG. 1, but also by a system of tensioning cables for pulling the trucks along a track, by a rotary actuator for rotating the trucks about a hub or by other suitable actuating systems.

It will be apparent that the bi-strut universal joints **22** and the strut-end universal joints **12** may be embodied by any joint suitable for providing a gimbal joint. These include, for instance, universal joints, gimbals, ball-and-socket joints and the like. By way of example, the bi-strut universal joints **22** may be embodied by ball-and-socket joints having two concentric balls located within a single socket.

It should also be recognized by one skilled in the art that each one or more of the strut-end universal joints **12** may be replaced by a drive motor mounted in a gimbal carried by a truck. In such an embodiment, each drive motor drivingly engages one of the legs, or push rods, and is capable of moving that leg in the direction of the length of the leg. Each drive motor is thereby capable of controlling the effective length of the respective leg, i.e. the distance between the gimbal and the bi-strut universal joint associated with that leg. Accordingly, the present invention contemplates a movement system capable of positioning and orienting a reference surface by the coordinated control of the effective length of each leg, wherein the gimbals which define an effective end of each leg are themselves controllably positioned by trucks.

FIGS. **2**A–2C depict the machine **10** shown in FIG. **1** from alternate perspectives wherein the utility plate **24** is in a parallel orientation and a lowered position. As can be seen, the pair of trucks coupled to each bi-strut universal joint **6** are in spaced-apart configurations.

More specifically, FIGS. **2**A–2C depict from different perspectives the utility plate **24** supported by the six pushrods **20** that extend upward from the support structure **14** and connect to the corners of the triangular plate **24**. More specifically, FIG. **2** depicts that each corner of the triangular plate **24** couples to a pair of pushrods **20** and to a pair of trucks **40**. Each of the depicted trucks shown in FIGS. **2**A–2C are understood to comprise an assembly of the motor **30**, gear box transmission **28**, position feedback system **33** and other elements of the system **10** depicted in FIG. **1**. Each of the trucks **40** is independently moveable along the gear ring **26**. Accordingly, relative movement of the trucks **40**, changes the position of a corner, depicted as a node **42**, of the plate **24**. As is well know with Stewart platforms, the position and orientation of the plate **24** is defined by the relative positions of the three nodes **42** of the plate **24**. The positioning and orienting of a platform such as the depicted platform **24** is well-known in the art, as such as in the development of flight simulators that employ hexapod like structures for moving a platform through space with six degrees of freedom. Stewart, D. A Platform With Six Degrees of Freedom, Proc. Roc. of the Institute of Mechanical Eng., 180 (part 1, 15): 371/386 (1965). Accordingly, it is understood that the positioning of the three nodes **42** allows for orienting and disposing the platform **24** in a selected disposition.

For example, FIGS. **3**A–3D depict schematically a utility plate, such as the utility plate **24** depicted in FIG. **1**, as supported by three pairs of strut assemblies, each comprising a pair of push rods coupled via movable truck to a circular track. The strut assemblies are positioned in a manner similar to that depicted in FIGS. 2A–2C. As shown, the utility plate is essentially located above the circular track and raised slightly above the surface of the circular track. Accordingly, moving the truck elements to the positions depicted in FIGS. **3**A–3D provides for a disposition of the utility plate that raises the utility plate moderately above the circular track and orients it in a disposition parallel to the circular track. As shown in FIG. **3**D, each of the truck elements is spaced apart substantially the same distance from the point projected onto the plane of the circular track by the node **42** of the plate. Accordingly, with the trucks so located, the depicted orientation of the plate can be achieved. However, it will also be understood that as each truck is moveable both independently and in coordinated action, the system depicted in FIG. **3**D does not have to maintain a static position, but can maintain its relative

disposition in space while rotating about a central access that extends through the center of the circular track. Accordingly, the plate can be made to rotate by having the trucks travel in coordinated motion either clockwise or counterclockwise around the circular track. Accordingly, it will be understood that the systems described herein provide for selecting the orientation and disposition of a plate in space while providing unlimited yaw for the disposed plate.

FIGS. **4A–4D** depict vertical translation of the plate by actuation of the moveable trucks. Specifically, FIGS. **4A–4D** depict the utility plate raised above the central location of the circular track. As can be seen by comparing FIGS. **4A–4D** to FIGS. 3A–3D, the proximal ends of each push rod pair, i.e. push rods that are coupled to a common bi-strut universal joint, are brought closer together by movement of the trucks along the circular track. As can be seen by FIGS. **4A–4D**, this provides for vertical translation of the plate along an axis that extends through the center of a reference frame associated with the circular track. In operation, the vertical translation of the plate can be achieved by raising each node of the plate independently, or by raising each of the nodes simultaneously. It will also be understood, that FIGS. **4A–4D** compared with FIGS. 3A–3D also show that the utility plate can be vertically translated from a higher disposition to a lower disposition by spacing the pairs of associated trucks farther apart along the circular track.

It will be understood that the exact positioning of the trucks along the circular track to achieve the selected disposition of the plate, follows in part from a calibration procedure, that is commonly employed with Stewart plates, to take into consideration any disparities in the length of push rods, ball joints, or any other components that form the support platform for the plate **24**.

FIGS. **5A–5D** depict schematically a utility plate in an inclined position at an angle such that a portion of the utility plate extends closer to the plane defined by the track than do any of the bi-strut universal joints. This illustrates a range of freedom of the machine **10** for inclining the utility plate, and the ability to incline the utility plate independent of fixed references. It will be understood that by moving the trucks relative to each other, the plate can be pitched, rolled and yawed. Accordingly, FIGS. **5A–5D** depict that the plate can be tilted by raising one node of the plate relative to the other nodes. As FIG. **5D** depicts, this can be achieved by spacing the trucks of one pair of push rods closer together than the trucks of the other pairs of push rods. Again, it will be understood that FIG. **5D** depicts the plate in a static configuration, however, the trucks could move about the circular track to change the yaw of the plate.

FIGS. **6** and **7** depict still further dispositions of the utility plate. Specifically, FIGS. **6A–6D** depict schematically a utility plate as inclined and raised. In particular, two of the bi-strut universal joints are shown to be raised substantially away from the plane defined by the circular track and one bi-strut universal joint is shown to be lowered in substantial proximity to the plane defined by the circular track. FIGS. **7A–7D** show a utility plate in a non-inclined disposition and raised above a circular track, moved adjacent to the center of the track and positioned over one side of the track. In particular, these figures illustrate the invention's ability to position portions of the utility plate, including portions coupled to a bi-strut universal joint, beyond the bounds of the circular track.

FIG. **8** depicts an alternative embodiment of the invention that includes a pyramidal structure **44** disposed centrally on top of the utility plate **24**. The pyramidal structure **44** can be a raised pyramidal structure having three equally sized faces, each face being capable of carrying a tool or other end-effector. Such tool or end-effector may be a machine tool, measurement device or other instrument. Given the unlimited yaw which can be achieved by the systems described herein, a machine **10** as shown in FIG. **8** can be advantages when placed within an assembly line. For example, each face of the pyramidal structure **44** can carry a separate tool. By taking advantage of the unlimited yaw provided by the systems shown herein, the system **10** can rotate into the assembly line the appropriate face of the pyramidal structure **44**, carrying the selected tool, for the job at hand. In this way, the system **10** can be employed to provide access to multiple tools at a single location within an assembly line. It will be apparent to one of ordinary skill in the art that geometries other than pyramidal structures can be employed and are contemplated by the present invention without departing from the scope thereof.

Whereas the present invention is described in the foregoing by reference to particular embodiments, one skilled in the art will appreciate that the invention is not limited thereby, but that modifications and variations are possible without departure from the spirit and scope of the invention.

What is claimed is:

1. An apparatus for positioning and orienting an end-effector, comprising

a working surface suitable for carrying an end-effector,

a plurality of legs having proximal and distal ends, said distal ends of said legs being coupled to said working surface so as to permit changes in the angular orientation of each said leg relative to said working surface,

a unitary track coupled to said proximal ends of said legs, wherein said unitary track is designed to enable substantially unlimited yaw of said working surface, and

a controller for positioning said proximal ends of each of said legs, thereby controlling the three-dimensional location and orientation of said working surface.

2. Apparatus according to claim **1**, wherein said unitary track is a rotary track.

3. Apparatus according to claim **1**, wherein said unitary track enables movement of said working surface in three dimensions.

4. Apparatus according to claim **1**, wherein said proximal ends of said legs include movable assemblies coupled to said unitary track.

5. Apparatus according to claim **1**, wherein said proximal ends include motorized truck assemblies coupled to said unitary track.

6. Apparatus according to claim **1**, further comprising a motor assembly capable of moving each of said proximal ends across a surface.

7. Apparatus according to claim **1**, wherein at least one of said proximal ends of said legs includes a position feedback device therefor for detecting a position of said proximal end on a surface.

8. Apparatus according to claim **1**, wherein said plurality of legs includes pairs of legs each coupled at said respective distal ends to a node of said working surface and each coupled at its respective proximal end to a truck capable of moving across a surface.

9. Apparatus according to claim **1**, further comprising a tool-support structure coupled to said working surface.

10. Apparatus according to claim **9**, wherein said tool-support structure is a three-face pyramidal structure.

11. An apparatus for positioning and orienting an end-effector, comprising

a working surface suitable for carrying an end-effector,

a plurality of legs each having proximal and distal ends, said distal ends of said legs being coupled to said working surface so as to permit changes in the angular orientation of each said leg relative to said working surface, and

a plurality of trucks coupled to a unitary track, wherein said unitary track is designed to enable substantially unlimited yaw of said working surface, each truck being coupled to the proximal end of one of said legs whereby the coordinated positioning of said trucks is effected to control the three-dimensional location and orientation of said working surface.

12. A rotatable Stewart platform, comprising

a plurality of push rods having proximal and distal ends,

a plurality of universal joints, each end of said push rods being coupled to a corresponding universal joint,

a utility plate having a working surface and a plurality of attachment points, each attachment point being coupled to the distal universal joints of a pair of push rods such that the pair of push rods gimbal about the same distal point,

a track,

a plurality of trucks, each truck being coupled to the proximal universal joint of one of said push rods and moveably coupled to said track, said trucks being suitable for moving along said track whereby the motion of said trucks along said track defines a track plane, and

an actuator for moving said trucks along said track,

whereby the movement of said trucks along said track is effective to control the three-dimensional location and orientation of the working surface of said utility plate.

13. A rotatable Stewart platform assembly, comprising

a utility plate having three attachment points and suitable for carrying an end-effector,

three bi-strut universal joints, each being coupled to a corresponding utility plate attachment point,

six push rods arranged in three pairs, each push rod having proximal and distal ends, the distal ends of each pair of said push rods being coupled to a corresponding bi-strut universal joint,

six strut-end universal joints, each being coupled to the proximal end of a corresponding push rod,

a support structure having a central hub,

a circular track coupled to said support structure such that said circular track and the central hub are coaxial,

six spokes, each said spoke having a first end rotatably coupled to the hub and a second end movably coupled to said circular track, the second end of each of said spokes being further coupled to a corresponding strut-end universal joint,

an actuator for independently moving the second end of each of said spokes circumferentially along said circular track,

whereby the positioning of the second end of each of said spokes about said circular track is effective to control the three-dimensional location and orientation of said utility plate.

14. A method for making a rotatable Stewart platform, comprising the steps of

providing a plurality of pairs of push rods, each push rod having proximal and distal ends,

providing one distal universal joint and one proximal universal joint for each of said push rods,

coupling each distal universal joint to the distal end of a corresponding one of said push rods and coupling each proximal universal joint to the proximal end of a corresponding one of said push rods,

providing a utility plate having a working surface and a plurality of attachment points,

coupling each utility plate attachment point to said distal universal joints of a corresponding said pair of said push rods such that said pair of push rods gimbal about a common distal point,

providing a track,

providing one truck for each one of said push rods,

coupling each said truck to a corresponding said proximal universal joint,

moveably coupling each said truck to said track whereby said truck is suitable for moving along said track, and

providing an actuator for moving said trucks along said track whereby the movement of said trucks is effective to control the three-dimensional location and orientation of the working surface of said utility plate.

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